EXHIBIT 10.01

Products and Services Agreement

This Product and Services Agreement (this “Agreement”) is made and entered into as of             , 201     by and between CareView Communications, Inc. (the “Provider”) and                      (the “Hospital”).

1. PRODUCTS AND SERVICES PROVIDED; AUTHORIZED USER REQUIREMENTS; MONTHLY FEES AND REVENUES

1.1 Products and Services Provided; Permitted Users. This Agreement sets forth the terms and conditions on which the Provider shall provide its products (collectively, the “CareView System®”) and services (collectively, the “Services”) to the Hospital. The CareView System currently consists of (A) the primary package (the “Primary Package”) of (i) SecureView®, (ii) PhysicianView®, (iii) Virtual Bed Rails®, (iv) CareView Fall Management Program® and (v) NurseView®; (B) the shared revenue package (the “Shared Revenue Package”) of (i) PatientView®; (ii) NetView®; and (iii) MovieView® and (C) the connectivity package (the “Connectivity Package”) of (i) EquipmentView®, (ii) RFID Tracking and (iii) WI-FI Networking. Additional services and applications may be provided and shall be listed on Exhibit B. To use the CareView System, the Hospital’s representative must be (i) a licensed physician, (ii) another licensed healthcare professional or a non-physician staff member, (iii) an employee or agent of the Hospital, or (iv) another individual expressly authorized by the Provider in writing to use the CareView System and that has agreed in writing to be bound by the terms and conditions of this Agreement (as applicable, an “Authorized User”). The Hospital hereby represents and warrants that the Hospital has the authority to accept this Agreement on behalf of all Authorized Users, and to bind such Authorized Users and members thereof to the terms of this Agreement.

1.2 Compliance with Laws and Regulations. The Hospital, for itself and on behalf of its employees, officers, agents, subcontractors, Authorized Users and any other person expressly authorized to use the CareView System pursuant to the terms of this Agreement agrees to use the CareView System in a manner consistent with all applicable professional and ethical standards and requirements, local, state, and federal Laws, and otherwise in accordance with the terms of this Agreement.

1.3 Definition of Authorized User. For purposes of this Agreement, the term the “Hospital” shall include each Authorized User and the Hospital is liable and responsible for ensuring an Authorized User’s compliance with this Agreement.

1.4 Monthly Fees and Revenues.

(a) Commencing as of the Date of Fee Commencement as set forth on Schedule I, the Hospital shall pay the Monthly Fees and Revenues on a monthly basis in the amounts set forth on Schedule I. The Hospital shall commence paying the Monthly Fees and Revenues on the Date of Fee Commencement (which Date of Fee Commencement is not required to occur on the first (1st) day of a month), and to the extent that the Date of Fee Commencement does not occur on the first (1st) day of a calendar month, then the Primary Package Fee and the Connectivity Package Fee shall be prorated based on the number of days in the calendar month in which the Date of Fee Commencement occurs. Other than the payment of Monthly Fees and Revenues on the Date of Fee Commencement (to the extent that the Date of Fee Commencement does not occur on the first (1st) day of a calendar month), Monthly Fees and Revenues shall be due and payable on the first (1st) day of each month (or if such first (1st) day is not a business day, the first (1st) business day of each month) during the Term (each such date being referred to herein as a “Due Date”). From the Date of Fee Commencement until the Hospital is notified otherwise by the Provider and, if applicable, any Lender, the Monthly Fees shall be paid to the account specified in a written direction provided by the Provider to the Hospital. All Monthly Fees and Revenues shall be payable in U.S. Dollars.

(b) If any installment of Monthly Fees and Revenues are not paid on the respective Due Date, the Hospital shall pay to the Provider interest on such overdue payment at the Agreement Default Rate, accruing from the Due Date of such payment until the same is paid.

(c) The Installation and Training Fee, if any, shall be paid by the Hospital to the Provider on the Date of Fee Commencement.

(d) The Primary Package Fee and the Connectivity Package Fee are payable in advance of the month during which the services are rendered, which payment other than the payment occurring on the Date of Fee Commencement, shall be made on the first (1st) day of the month (or if such first (1st) day is not a business day, the first (1st) business day of each month). Payments for the Shared Revenue will be payable in arrears on the first (1st) day of the month following the month during which the services are rendered (or if such first (1st) day is not a business day, the first (1st) business day of each month).

1.5 Net Agreement. The obligations of the Hospital hereunder shall be separate and independent covenants and agreements, and Monthly Fees and Revenues and all other sums payable by the Hospital hereunder shall continue to be payable in all events, and the obligations of the Hospital hereunder shall continue during the Term, except in the event of an Event of Default by the Provider that extends beyond all grace and cure periods. This is an absolutely net agreement and the Monthly Fees and Revenues and all other sums payable hereunder by the Hospital shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, reduction or defense. This Agreement is the absolute and unconditional obligation of the Hospital, and the obligations of the Hospital under this Agreement shall not be affected by any interference with the Hospital’s use of any of the Products or Services or CareView Equipment (except in the event of an Event of Default by the Provider that extends beyond all grace and cure periods), including, but not limited to, (i) any damage to or destruction of any of the CareView Equipment other than that caused by an Event of Default by or the negligence of the Provider or (ii) any theft or loss of any of the CareView Equipment. Except as expressly set forth herein, this Agreement shall not terminate, and the Hospital shall not have any right to terminate this Agreement or to abate the payment of the Monthly Fees and Revenues due hereunder.

1.6 Groups-Patient Relationship. The CareView System shall be solely provided pursuant to the Hospital’s existing Group-Patient relationship. [Note: Can you provide an explanation of this provision]

1.7 Defined Terms. The Glossary of Defined Terms, attached hereto as Exhibit A, is incorporated herein by reference.

2. PRIMARY PACKAGE

2.1 SecureView. SecureView monitors and records bedside activity in the patient’s room. All privacy and access options are determined and configured by the Hospital.

2.2 NurseView. NurseView allows Authorized Users to view monitored rooms from the Nurse’s Station. All privacy and access options are determined and configured by the Hospital.

2.3 PhysicianView. PhysicianView enables the admitting physicians and non-physician staff members to view their patients from any personal computer. All privacy and access options are determined by the Hospital.

2.4 Virtual Bed Rails. Virtual Bed Rails allows the hospital to activate a safety module that will notify the nursing the station when a patient exits a defined area in the patient room.

2.5 Fall Management Program. The CareView Fall Management Program allows the hospital to separately file, identify and research the activity of patients for whom virtual bed rails were engaged.

2.6 FacilityView. FacilityView monitors and records activity in any area of the Hospital that the Hospital would desire security camera’s to be placed. All privacy and access options are determined and configured by the Hospital.

3. SHARED REVENUE PACKAGE

3.1 PatientView. PatientView enables patients to allow family members and friends to monitor and videoconference with them in their private rooms. All privacy and access options are determined and configured by the Hospital.

3.2 NetView. NetView allows the patient access to the Internet using the wireless keyboard and the television in the room or personal laptop computers.

3.3 MovieView. MovieView allows the patient, family and/or friends access to a wide selection of movies for their viewing pleasure while they are in their hospital room.

3.4 BabyView. BabyView allows mothers to view their newborn child from their hospital bed while the baby is in the Nursery or Neo-Natal Intensive Care Unit (“NICU”).

3.5 Revenue Sharing. Shared Revenue will be divided between the Hospital and the Provider equally.

4. CONNECTIVITY PACKAGE

4.1 EquipmentView. EquipmentView enables the room communication platform to wirelessly communicate with selected equipment, appliances and devices in the patient’s room with the Hospital’s information network.

4.2 RFID Tracking. RFID tracking enables the CareView System to locate the Hospital assets and/or personnel throughout the Hospital.

4.3 WI-FI Network. The CareView System through a series of repeaters enables the entire hospital to wirelessly access the Internet.

5. CAREVIEW EQUIPMENT

5.1 Description. In order to use the CareView System, it will be necessary for the Provider to install the “CareView Equipment”, which consists of the room communications platform, nurse’s monitoring station, head-end control server, any and all cameras installed as part of the CareView System and the Provider’s proprietary software. The room communications platform is located in each room. The Nurse’s Station contains a specifically-configured touch screen monitor and controller. The head-end control server is located at the Hospital’s demarcation point of the cable television plant. A detailed schedule of the CareView Equipment covered by this Agreement will be provided upon completion of the installation.

5.2 Ownership. None of the CareView Equipment shall be deemed fixtures or part of the Hospital’s realty. The Provider shall at all times retain any and all right, title and interest in and to the CareView Equipment. The Provider’s ownership shall be displayed by notice, plaques or inscription contained on the CareView Equipment. The Hospital shall have no right to pledge, sell, mortgage, give away, remove, relocate, alter or tamper with the CareView Equipment (or any notice of our ownership thereon) at any time. The Provider shall have the right to make such filings as are necessary to evidence its ownership rights in the CareView Equipment, and the Hospital agrees to execute any reasonably necessary documents for the Provider to make such filings.

5.3 Deployment and Costs. the Provider will provide a Pre-Deployment Checklist that requests site, system and equipment information that must be completed prior to installation. This will allow the Provider to identify existing conditions before starting any installation work and provide an opportunity to update or condition the cable plant. It shall be the responsibility of the Hospital to insure that the CATV plant meets or exceeds the requirements specified on the Pre-Deployment Checklist. Should the Hospital wish to have the Provider bring the existing CATV plant to required specifications, the Provider will charge the Hospital for the costs and fees associated with bringing the existing CATV plant to required specifications. In any event, the cost of attaining the needed specification level should never exceed one hundred dollars ($100) per room. During the inspection, if abnormal conditions (such as asbestos) are discovered, the parties may agree in their respective sole discretion to explore alternative network arrangements.

5.4 Installation. The Provider will be responsible for installing all Careview Equipment in the Hospital rooms, nursing stations and all areas where CareView Equipment is to be utilized at no cost to the hospital. The Hospital will make available for installation those rooms, nursing stations and areas so that the scheduled installation may be completed within a one week period. The installation of the CareView Equipment shall be performed so as not to disrupt or interfere with the Hospital’s operations or patient care. Should the Provider be unreasonably denied access to those rooms requiring installation of the CareView Equipment, the Hospital agrees to reimburse the Provider for all reasonable fees incurred for such delays. The Hospital agrees to reimburse the Provider for all travel, hotel and dinner costs for the employees, agents and subcontractors of the Provider installing the CareView System.

5.5 Insurance. The Hospital agrees to provide property, theft and casualty insurance on the CareView Equipment installed on the Hospital property up to amounts of $1,000,000 per occurrence and $3,000,000 in the aggregate.

5.6 Equipment Attachment. The Hospital shall not attach any electrical or other devices to or otherwise alter the CareView Equipment without the Provider’s prior written consent.

5.7 Software Upgrades. During the Term of this Agreement, the Provider will provide certain product upgrades at no additional cost to the Hospital for NurseView, SecureView, PatientView, BabyView, PhysicianView, NetView, MovieView, Virtual Bed Rails, and the CareView Fall Management Program.

5.8 Service and Repair. The Provider will provide service and repair to all CareView Equipment for the Term of this Agreement. The Hospital shall notify the Provider in writing within twenty-four (24) hours of any damage to, or accident involving, the CareView Equipment. The Hospital will provide the Provider with access to the CareView Equipment, including without limitation, for the purpose of inspecting the CareView Equipment or performing any work, maintenance, replacement and repair which the Provider is permitted or required to perform under this Lease. The Provider or its designees shall perform all maintenance, replacement and repair of the CareView Equipment. Should it be determined by the Provider that replacement of the CareView Equipment is the appropriate initial response, the Hospital agrees to replace such CareView Equipment, at its cost and expense, with other CareView Equipment that has been supplied by the Provider to the Hospital. The Hospital shall pay the cost of any repairs or replacements of the CareView Equipment, in excess of insurance recoveries received by the Provider in connection with insurance maintained pursuant to Section 5.5 of this Agreement, that are necessitated by any damage to, or misuse of the CareView Equipment. The charges shall be the actual cost to repair and replace such CareView Equipment. The Hospital hereby agrees to grant to the Lender and its assignees the licenses and other rights to enter onto the Hospital property that are granted to the Provider pursuant to the terms of this Agreement.

5.9 Training. The Provider provides initial basic training for Authorized Users. Further, the Provider will train a designated official(s) of the Hospital to provide continuing education on the use of the CareView System.

6. NETWORK COMMUNICATIONS

The Hospital agrees to provide an appropriate, dedicated connection to the internet for the CareView System and CareView Equipment in accordance with the specifications provided by the Provider to the Hospital. If any additional connection is required for operation of the CareView System and/or CareView Equipment in accordance with the terms of this Agreement, the Hospital agrees to provide such connection. The Hospital agrees to provide and maintain the Return Path for the exclusive use of the Provider in connection with the CareView Equipment and CareView System.

7. PRIVACY POLICY

The Provider agrees to comply with the Hospital’s Privacy Policy; as such policy may be amended from time to time. The Provider shall also comply with the HIPAA Business Associate Provisions attached hereto as Exhibit C.

8. OPERATIONS

Except as provided for under this Agreement or applicable law, the Provider is not responsible for maintaining data arising from use of the CareView System. The Provider will handle and maintain data in accordance with its standard operating procedures. The Provider is not responsible for transmission errors or corruption or compromise of data carried over local or interchange telecommunication carriers.

The Provider will have the exclusive right to insert two channels onto the CATV network to support patient education and marketing of the Hospital and CareView System. The Provider will also have the right to transmit data to further the education and marketing features of the CareView System and display approved advertising on those channels or data.

9. DURATION; DEFAULT AND TERMINATION OF AGREEMENT

(a) This Agreement shall commence on the date hereof and will continue for a term of five (5) years (the “Term”), provided that if this Agreement commences on any day other than the first (1st) day of a calendar month, then the Term shall be deemed to end on the expiration of the fifth (5th) calendar year following the first full calendar month of this Agreement. Upon the expiration or earlier termination of this Agreement, the Hospital will destroy all copies of CareView Materials in the Hospital’s possession, return all CareView Equipment and cease any access to or use of the CareView System. The Hospital hereby grants a license to enter onto the Hospital property for the purpose of removal of the CareView Equipment following the expiration or earlier termination of this Agreement.

(b) The occurrence of any of the following events shall be an “Event of Default” by the Hospital under this Agreement:

(i) The Hospital’s failure to pay any amount required to be paid hereunder when due.

(ii) The breach by the Hospital of any other term, covenant or condition of this Agreement, if such a breach is not cured within thirty (30) days after receipt of written notification of such breach.

(iii) A proceeding shall have been instituted in a court having jurisdiction, seeking a decree or order (A) for relief in respect of the Hospital in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Hospital or for any substantial parts of its property or (C) for the winding up or liquidation of the affairs of the Hospital; and in any such case either (x) any such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or (y) such court shall enter a decree or order granting the relief sought in such proceeding.

(iv) The Hospital shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in any involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Hospital or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

(c) The occurrence of any of the following events shall be an “Event of Default” by the Provider under this Agreement:

(i) The breach by the Provider of any other term, covenant or condition of this Agreement, if such a breach is not cured within thirty (30) days after receipt of written notification of such breach.

(ii) A proceeding shall have been instituted in a court having, seeking a decree or order (A) for relief in respect of the Provider in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Provider or for any substantial parts of its property or (C) for the winding up or liquidation of the affairs of the Provider; and in any such case either (x) any such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or (y) such court shall enter a decree or order granting the relief sought in such proceeding.

(iii) The Provider shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in any involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Provider or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

(d) Upon the occurrence of any Event of Default, and in addition to any other remedies provided under applicable law, the party not in default may, at its option, (i) terminate this Agreement, (ii) proceed by any lawful means to enforce performance of this Agreement, and/or (iii) sue for damages at law or in equity under this Agreement or under applicable law. Any such remedies shall be cumulative and not exclusive.

(e) Upon written notification to the Hospital that this Agreement has been pledged pursuant to the Financing, the Hospital shall provide the Lender with notice of any Event of Default by the Provider under this Agreement or any other circumstances which would entitle the Hospital to cancel or terminate this Agreement or abate the Monthly Fees and Revenues or other sums payable hereunder, and agrees that, notwithstanding any provisions of this Agreement to the contrary, no notice of cancellation, termination or abatement thereof shall be effective unless the Lender shall have received notice of the default or other circumstance giving rise to such cancellation, termination or abatement and shall have failed with thirty (30) days after receipt of such notice to cure such default or remedy such circumstance, or if such default cannot be cured within thirty (30) days, shall have failed within thirty (30) days after receipt of such notice to commence to cure such default or remedy such circumstance and to thereafter diligently pursue any action necessary to cure such default or remedy such circumstance, as the case may be. The Hospital hereby agrees to execute and deliver such documents and instruments as shall reasonably be requested in connection with the Financing to more fully perfect the security interest of the Lender in this Agreement and the CareView Equipment.

10. LEGAL NOTICES

10.1 LIMITATION OF LIABILITIES. IN NO EVENT SHALL THE PROVIDER, NOR ANY OF ITS SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, DIRECTORS, MANAGERS, EMPLOYEES OR OTHER REPRESENTATIVES BE LIABLE FOR ANY DIRECT DAMAGES IN EXCESS OF THE FEES PAID DURING THE PRECEDING TWELVE (12) MONTHS. IN ADDITION, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT FOR THE PROVIDER’S AND THE HOSPITAL’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL THE PROVIDER, THE HOSPITAL NOR ANY OF THEIR SHAREHOLDERS, AFFILIATES, DIRECTORS, MANAGERS, EMPLOYEES OR OTHER REPRESENTATIVES BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OF SERVICE OR LOSS OF DATA, WHETHER IN ANY ACTION IN WARRANTY OR CONTRACT.

10.2 WARRANTIES. THE CAREVIEW SYSTEM AND ANY PRODUCTS OR SERVICES CONTAINED THEREIN ARE PROVIDED “AS IS”. THE PROVIDER HEREBY DISCLAIMS AND EXCLUDES ALL IMPLIED WARRANTIES OF ANY KIND. THE PROVIDER DOES WARRANT THAT THE CAREVIEW SYSTEM AND ANY PRODUCTS OR SERVICES CONTAINED THEREIN WILL SATISFY THE HOSPITAL’S REQUIREMENTS FOR SUCH PRODUCTS AND SERVICES AS DESCRIBED IN SECTIONS 2, 3 AND 4 OF THIS AGREEMENT. THE PROVIDER DOES NOT WARRANT AGAINST HUMAN OR MACHINE ERRORS, OMISSIONS, DELAYS, INTERRUPTIONS OR LOSSES, INCLUDING LOSS OF DATA.

10.3 NON-INFRINGEMENT. THE CAREVIEW SYSTEM AND ANY INFORMATION, PRODUCTS OR SERVICES CONTAINED THEREIN DO NOT INFRINGE IN ANY WAY UPON ANY KNOWN THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, PATENTS OR TRADEMARKS.

10.4 CERTAIN JURISDICTIONS. TO THE EXTENT ANY OF THE LIMITATIONS OF LIABILITY OR DISCLAIMERS OF WARRANTIES PROVIDED IN THIS SECTION 10 ARE RESTRICTED BY APPLICABLE LAW IN CERTAIN JURISDICTIONS, SUCH LIMITATIONS OF LIABILITY SHALL NOT APPLY IN SUCH JURISDICTIONS TO THE EXTENT OF SUCH RESTRICTIONS.

11. INTELLECTUAL PROPERTY

11.1 Copyright Materials and Other Intellectual Property. The information available through the CareView System is the property of CareView or its licensors and is protected by United States copyright, trademark, and other intellectual property laws and may be displayed, reformatted, and printed only for the Hospital’s personal, non-commercial use. The Hospital agrees not to reproduce, retransmit, distribute, disseminate, sell, publish, broadcast, or circulate the information owned by CareView, the Provider or their respective licensors received through the CareView System to anyone, including but not limited to others in the Hospital’s organization who is not authorized to use the CareView System pursuant to Section 1.1 of this Agreement. Any copy made of information obtained through the CareView website must include the copyright notice. Use, reproduction, copying, or redistribution of CareView’s logos is strictly prohibited without prior written permission from CareView. All software and accompanying documentation made available for download from the CareView System is the copyrighted work of CareView or its licensors. The copyright holder retains software and documentation ownership. Ownership of CareView’s or the Provider’s intellectual property is not transferred to the Hospital; rather, the Hospital is granted a non-exclusive license to use the CareView System and the software and documentation constituting the CareView System during the term of this Agreement.

To the extent that CareView is not the “Provider” under this Agreement, CareView, its successors and/or assigns from time to time, shall be third party beneficiaries to and of this Agreement, including, without limitation, with respect to this Section 11.1.

11.2 Trademarks. CareView System®, PatientView®, BabyView®, PhysicianView®, SecureView®, NurseView®, NetView®, ProcedureView® and EquipmentView® are each registered or pending trademarks of CareView. All other CareView Services, service names and proprietary tools, including, but not limited to CareView, are trademarks of CareView. All other brands and names are the property of their respective owners. Nothing contained on the CareView System should be construed as granting any license or right to use any trademark displayed on this site without the express written permission of CareView, the Provider and such third-party that may own the trademark.

11.3 Patents. Various aspects of the CareView System are subject to United States patents and patents pending. Any use of these patented assets is prohibited without the express prior written consent of CareView and the Provider, except as allowed by the Agreement.

11.4 Limited License. Subject to the terms of this Agreement, CareView and the Provider hereby grants the Hospital a limited, revocable, non-transferable and non-exclusive license to use the software, network facilities, content and documentation on and in the CareView System to the extent, and only to the extent, necessary to access, explore and otherwise use the CareView System pursuant to the terms of this Agreement. Such non-exclusive license shall automatically expire upon the termination of this Agreement. The Hospital agrees not to reproduce or copy any documentation, content, text, data, graphics, images, audio or video clips, interfaces or other materials or works of authorship (collectively, the “CareView Material”) in or on the CareView System unless such reproduction or copying is expressly restricted or limited with respect to the CareView Material.

The non-exclusive license granted herein does not permit the Hospital, and the Hospital agrees not to: (a) modify, translate, reverse engineer, disassemble, decompile or create derivative works of the CareView Material or any other part of the CareView System or allow a third party, whether directly or indirectly (including, but not limited to the direct or indirect use of wizards, agents, bots, or other utilities), to modify, translate, reverse engineer, disassemble, decompile or create derivative works of the CareView Material or any other part of the CareView System, except as expressly permitted in writing by CareView or by law; or (b) transfer, distribute, sell, lease, rent, disclose or provide access to the CareView Material or any other part of the CareView System to any third party or use the CareView Material or CareView System and hardware to provide service bureau, time sharing or other services to third parties. Any change or alterations to this limited non-exclusive license are to be incorporated into the License Addendum attached hereto.

12. MISCELLANEOUS

12.1 Indemnity. THE HOSPITAL AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS CAREVIEW AND THE PROVIDER, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS, SUPPLIERS AND AFFILIATES FROM AND AGAINST ALL LOSSES, LIABILITY, EXPENSES, DAMAGES AND COSTS, INCLUDING REASONABLE ATTORNEY’S FEES, ARISING OUT OF OR RELATED TO ANY BREACH OF THE TERMS OF THIS AGREEMENT, THE HOSPITAL’S RELATIONSHIP WITH A PATIENT, ANY NEGLIGENT OR WRONGFUL ACTION OR OMISSION BY THE HOSPITAL RELATED TO THE HOSPITAL’S USE OF OR PROVIDING OF SERVICES THROUGH THE CAREVIEW SYSTEM AND/OR THE CAREVIEW EQUIPMENT, OR ANY NEGLIGENT OR WRONGFUL USE OF CAREVIEW’S SERVICES OR THE CAREVIEW EQUIPMENT BY THE HOSPITAL, ANY AUTHORIZED PERSON OR ANY OTHER PERSON ACCESSING THE HOSPITAL’S ACCOUNT. THE PROVIDER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE HOSPITAL, THE HOSPITAL’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND AFFILIATES FROM AND AGAINST ALL LOSSES, LIABILITY, EXPENSES, DAMAGES AND COSTS, INCLUDING REASONABLE ATTORNEY’S FEES, ARISING OUT OF OR RELATED TO (i) ANY NEGLIGENT OR WRONGFUL ACTION OR OMISSION BY THE PROVIDER RELATED TO THE PROVIDING BY THE PROVIDER OF THE CAREVIEW SERVICES, (ii) THE UNAUTHORIZED USE OR ACCESS TO ANY PROTECTED HEALTH INFORMATION, (iii) ANY CLAIMS

OF INFRINGEMENT OF ANY THIRD PARTY’S INTELLECTUAL PROPRETY RIGHTS, PATENT OR TRADEMARK IN CONNECTION WITH THE CAREVIEW SYSTEM, OR (IV) ANY BREACH OF THIS AGREEMENT.

12.2 Survival. The provisions of Sections 7 (Privacy Policy), 10 (Legal Notices), 12.1 (Indemnity), and any liabilities or payment obligations that have accrued prior to termination, shall survive any termination of this Agreement. All licenses granted by CareView and the Provider under this Agreement shall be automatically revoked as of the termination of this Agreement.

12.3 Notice. Any notice, request, demand, statement, authorization, approval or consent made hereunder shall be in writing and shall be sent by Federal Express, or other reputable courier service, or by postage pre-paid registered or certified mail, return receipt requested, and shall be deemed given when received or refused (as indicated on the receipt) and addressed as follows:

If to the Provider:

CareView Communications, Inc. 405 State Highway 121 Bypass, Suite B-240 Lewisville, TX 75067 Attn: Samuel A. Greco, Chief Executive Officer

If to the Hospital:

Attn:

In connection with any Financing, notices shall be addressed to the Lender as specified in a written notice provided to the Hospital. Each party may designate a change of address by notice given, as hereinabove provided, to the other party, at least fifteen (15) days prior to the date such change of address is to become effective.

12.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be reformed, if reasonably possible, only to the extent necessary to make it enforceable.

12.5 Force Majeure. Neither CareView nor the Provider shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, government restrictions (including, the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected.

12.6 Entire Agreement. This Agreement, together with any Exhibits attached hereto and the Provider and CareView rules or policies referred to herein, represents the complete agreement between the Hospital and the Provider concerning the subject matter hereof, and it replaces all prior oral or written communications concerning such subject matter.

12.7 Assignment. The Hospital may not assign, transfer or delegate this Agreement or any part of it without the prior written consent of the Provider and the Lender, in their respective sole discretion. Notwithstanding any provision to the contrary in this Agreement, the Provider shall have the right, in its sole discretion, to (i) assign its rights and obligations under this Agreement to a subsidiary of the Provider (in which event written notice of such assignment will be provided by the Provider to the Hospital), and in the event that CareView is not the Provider hereunder, to enter into a services agreement with CareView pursuant to which CareView performs portions or all of the obligations of the Provider pursuant to this Agreement and (ii) assign, pledge and encumber its right, title and interest in and to this Agreement, the CareView Equipment, the CareView System and all proceeds arising therefrom and all right, title and interest thereunder in connection with the Financing and/or in order to finance the CareView Equipment. The Hospital hereby agrees to execute and deliver such documents, instruments and consents as are reasonably necessary in connection with the foregoing and hereby consents to any such filings (including, without limitation, the filing of ucc financing statements) as are required to perfect the security interest of the Lender in this Agreement, the CareView Equipment, the CareView System and all proceeds arising therefrom and all right title and interest thereunder in connection with the Financing and/or in order to finance the CareView Equipment.

12.8 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the heirs, successors and permitted assignees of the parties.

12.9 Waiver. Failure to exercise or delay in exercising any right hereunder, or failure to insist upon or enforce strict performance of any provision of this Agreement, shall not be considered waiver thereof, which can only be made by a signed writing. No single waiver shall be considered a continuing or permanent waiver.

12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law rules that may give a contrary result. The Hospital agrees that any legal action or proceeding between CareView and the Hospital for any purpose concerning this Agreement shall be brought exclusively in a court of competent jurisdiction sitting in New York, United States. The Hospital agrees to submit to the personal jurisdiction of, and that venue is proper in, any federal or state court in New York, United States.

12.11 Confidentiality. The Hospital agrees to keep the particulars of this agreement confidential and to only share this document, its terms and conditions, features and options within the internal organization of the Hospital and/or related governing bodies.

IN WITNESS WHEREOF, this Agreement is effective as of the      day of             , 201    .

[LEGAL NAME OF THE HOSPITAL]

Signature:		Signature:
Name:		Name:
Title:		Title:

Date:		Date:

CareView Communications, Inc.
A Texas Corporation

Signature:
Name:	Samuel A. Greco
Title:	Chief Executive Officer

Date:

EXHIBIT A

GLOSSARY OF DEFINED TERMS

“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Agreement Default Rate” shall mean five percent (5%) per annum above the Prime Rate as in effect from time to time.

“Authorized User” shall have the meaning set forth in Section 1.1 of this Agreement.

“CareView” shall mean CareView Communications, Inc., a Texas corporation.

“CareView Broadcast System Content Fees” shall mean the aggregate monthly fees and charges paid to the Provider with respect to the CareView Broadcast System Content as set forth on Schedule I.

“CareView Material” shall have the meaning set forth in Section 11.4 of this Agreement.

“CareView System®” shall have the meaning set forth in Section 1.1 of this Agreement.

“Connectivity Package” shall have the meaning set forth in Section 1.1 of this Agreement.

“Connectivity Package Fee” shall mean the aggregate monthly fees and charges paid to the Provider with respect to the Connectivity Package as set forth on Schedule I.

“Due Date” shall have the meaning set forth in Section 1.4(a) of this Agreement.

“Financing” shall mean any loan entered into by the Provider, as borrower, pursuant to which this Agreement is pledged as collateral for the Financing.

“Installation and Training Fees” shall mean the one-time fee paid to the Provider on the Date of Fee Commencement with respect to installation and training as set forth on Schedule I.

“Laws” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency.

“Lender” shall mean the lender, and its respective successors and assigns from time to time, in connection with any Financing.

“Monthly Fees and Revenues” shall mean the aggregate monthly amount of the Primary Package Fee, the Shared Revenue, the CareView Broadcast System Content Fees and the Connectivity Package Fee.

“NICU” shall have the meaning set forth in Section 3.4 of this Agreement.

“Primary Package Fee” shall mean the aggregate monthly fees and charges paid to the Provider with respect to the Primary Package as set forth on Schedule I.

“Prime Rate” shall mean the current rate of interest per annum announced from time to time by Citibank N.A. (or its successor) as its prime rate in New York, New York, or if Citibank N.A. shall cease to announce such rate, then the current rate published as the prime rate in The Wall Street Journal.

“Provider” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Return Path” means the frequency bandwith from 5 to 42 megahertz.

“Services” shall have the meaning set forth in Section 1.1 of this Agreement.

“Shared Revenue” shall mean the aggregate monthly fees, amounts and shared revenue paid to the Provider with respect to the Shared Revenue Package as set forth on Schedule I.

“Shared Revenue Package” shall have the meaning set forth in Section 1.1 of this Agreement.

“Term” shall have the meaning set forth in Section 9(a) of this Agreement.

EXHIBIT B

SERVICE DESCRIPTION

I.	Primary Package

a.	Basic Service – SecureView, NurseView and PhysicianView shall be the Primary Package of product offerings contained within this agreement. (see Section 2.1 through 2.4)

II. Shared Revenue Package

a.	PatientView – PatientView, the video conferencing system within the patient room. (see Section 3.1)

b.	NetView – NetView, the system that allows the patient access to the Internet using a wireless keyboard and the room television or their laptop computer. (see Section 3.2)

c.	MovieView – MovieView, the system that allows the patient to view movies in the patient room. (see Section 3.3)

d.	BabyView – BabyView, the application that enables mothers to continually monitor their newborn from the Nursery and/or NICU.

III.	The CareView Broadcast System – The Provider will provide the Hospital with the capability to broadcast to each room a variety of educational, informational and service communications to patients and guests alike. The Hospital will be allowed to access the system for:

a.	Welcome message – a pre-recorded message from the Hospital CEO welcoming the patient to the facility.

b.	Pre-procedure Education – to inform and educate the patient regarding a procedure that is scheduled to be performed (i.e. angioplasty, hip replacement, spine surgery, etc.).

c.	Patient Condition Education – to inform and educate the patient regarding a condition they have and suggested lifestyle improvements to live with those conditions (i.e. high blood pressure, diabetes, etc.).

d.	Discharge message – a pre-recorded message from the Hospital CEO prior to discharge along with a request to complete the patient satisfaction survey to follow.

e.	Discharge services – A variety of discharge services may be desired such as e-scripts to the Hospital owned or local pharmacies, e-ordering home care services, and messaging to the patient’s message board regarding the date.

IV.	The CareView Broadcast System Content – content for the broadcast system will be charged as follows:

a.	Welcome message – Provided by the Hospital.

b.	Pre-procedure Education – the programs will be made available by the Provider.

c.	Patient Condition Education – the programs will be made available by the Provider.

d.	Discharge message – Provided by the Hospital.

e.	Patient Satisfaction Survey – this is an optional program customized to fit the Hospital’s needs and will be priced accordingly.

f.	Discharge services – this customized option will be charged based on the nature and extent of the request.

V.	Connectivity Package

a.	EquipmentView and RFID Tracking are services that are customized to each individual facility. To qualify for the Connectivity Package, the Hospital must be on the CareView System for at least six months (see Section 4.1 and 4.2).

b.	FacilityView – FacilityView may be installed in various locations within the Hospital to provide for security camera/network service. (see Section 4.4)

c.	WI-FI Network – WI-FI Network through a series of access points enables the Hospital to wirelessly access the Internet.

VI.	Installation and Training.

a.	The Provider will provide one-time installation and training. (see Section 5.3, 5.4, and 5.9)

EXHIBIT C

BUSINESS ASSOCIATES

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SCHEDULE I

AGREEMENT AND PRICING TERMS

Date of Fee Commencement:                     , 201

I. The Primary Package Fee

a. Basic Service: A monthly fee of $69.95 per camera installed. Pursuant to this Agreement,              cameras are being installed.

II. The Shared Revenue

a. PatientView:                                 .

b. NetView:                                 .

c. MovieView:                                 .

d. BabyView:                                 .

e. Package Pricing:

III. The Connectivity Package Fee

a. FacilityView: A monthly fee of $49.95 per camera installed. Pursuant to this Agreement,              cameras are being installed.

b. EquipmentView:

c. RFID Tracking:

d. WI-FI Network:

IV. Installation and Training Fee

a. Installation and Training: A one-time fee of $             to be paid on the Date of Fee Commencement.